Exhibit A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in SunCoke Energy Partners, L.P.

Date: February 4, 2013	Name:

SUN COAL & COKE LLC

	By:	/s/ Mark E. Newman
	Name:	Mark E. Newman
	Title:	Treasurer and Chief Financial Officer

SUNCOKE ENERGY, INC.

	By:	/s/ Mark E. Newman
	Name:	Mark E. Newman
	Title:	Senior Vice President and Chief Financial Officer